EXHIBIT 99.1

Material Handling - Easily and Safely	News Release
140 John James Audubon Parkway
Amherst, NY 14228

CONTACT:
Karen L. Howard
Vice President and Chief Financial Officer
Phone: 716.689.5550
karen.howard@cmworks.com
FOR IMMEDIATE RELEASE

COLUMBUS MCKINNON CALLS FOR REDEMPTION OF ALL OUTSTANDING
8 7/8% SENIOR SUBORDINATED NOTES DUE 2013

AMHERST, NY, January 31, 2011 — Columbus McKinnon Corporation (Nasdaq: CMCO) today announced that it has called for redemption the remaining $24,072,000 million of its outstanding 8 7/8% Senior Subordinated Notes due 2013 (the “Notes”).  The Notes will be redeemed at a redemption price of $1,022.19 per $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but excluding the redemption date of February 28, 2011 (the “Redemption Date”).  All interest on the Notes called for redemption will cease to accrue on and after the Redemption Date.  The Company has commenced a tender offer for the outstanding Notes which will terminate at 5:00 p.m. New York City time on February 7, 2011. To date, $100,783,000 of the Notes have been repurchased pursuant to the tender offer.

The redemption of the Notes will be made under the terms of the Indenture, dated as of September 2, 2005 (the “Indenture”) among Columbus McKinnon, its subsidiary guarantors and U.S. Bank National Association, as trustee, which permits Columbus McKinnon to redeem the Notes prior to maturity.  A Notice of Redemption has been mailed with respect to the Notes to all registered holders of the Notes.  Copies of the Notice of Redemption and additional information relating to the procedures for redemption will be available from U.S. Bank National Association at 60 Livingston Avenue, St. Paul, Minnesota 55107 or by calling 1-800-934-6802.  U.S. Bank National Association is the trustee, registrar and paying agent for the Notes.

Payment of the redemption price on the Notes called for redemption will be paid only upon presentation and surrender thereof by Noteholders in accordance with the procedures indicated in the Notice of Redemption.

Columbus McKinnon intends to redeem the Notes using proceeds from its recently completed offering of 7 7/8% Senior Subordinated Notes due 2019.

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material.  Key products include hoists, actuators, cranes, and rigging tools.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.
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Safe Harbor Statement

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although Columbus McKinnon Corporation believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

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